Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE RESTATED

CERTIFICATE OF INCORPORATION

OF

BECTON, DICKINSON AND COMPANY

(N.J. Identification No. 1943801000)

The undersigned Corporation, for the purpose of amending its Restated Certificate of Incorporation, dated as of January 30, 2019 (the “2019 Restated Certificate of Incorporation”), as amended by the Certificate of Amendment dated as of May 21, 2020 (the “2020 Certificate of Amendment”) and as further amended by the Certificate of Amendment dated as of March 16, 2022 (the “2022 Certificate of Amendment” and the 2019 Restated Certificate of Incorporation, as amended by the 2020 Certificate of Amendment and the 2022 Certificate of Amendment, the “Existing Restated Certificate of Incorporation”), and pursuant to the provisions of Sections 14A:7-2 and 14A:9-2(2) of the New Jersey Business Corporation Act, hereby executes the following Certificate of Amendment (the “Certificate of Amendment”):

1.	The name of the corporation is BECTON, DICKINSON AND COMPANY (the “Corporation”).

2.

On January 27, 2026, the Board of Directors of the Corporation (the “Board of Directors”) adopted the resolutions set forth immediately below, which resolutions are now, and at all times since their date of adoption, have been in full force and effect.

“WHEREAS, on July 13, 2025, the Corporation, Augusta SpinCo Corporation and Waters Corporation entered into a Separation Agreement (the “Separation Agreement”) pursuant to which the Corporation will separate its Biosciences and Diagnostic Solutions business units from its remaining businesses and, following such separation, make a distribution to the holders of the Corporation’s common shares on a pro rata basis on the record date (the “Record Date”) of all of the outstanding shares of common stock, par value $0.01 per share, of Augusta SpinCo Corporation owned by the Corporation;

WHEREAS, the Corporation will enter into exchange agreements (collectively, the “Exchange Agreement”) with each of (i) the Becton, Dickinson and Company Salary and Bonus Deferral Plan Trust for the BD Deferred Compensation and Retirement Benefit Restoration Plan and (ii) the Trust under the Becton, Dickinson and Company 1996 Directors’ Deferral Plan (collectively, the “Rabbi Trusts”), pursuant to which the Corporation has agreed to issue to each of the Rabbi Trusts, prior to the Record Date, shares of a series of preferred stock of the Corporation having the powers, preferences and relative participating, optional or other special rights set forth herein, in exchange for the Common Stock held by each such Rabbi Trust;

WHEREAS, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Existing Restated Certificate of Incorporation, by resolution to provide for the issuance of shares of preferred stock, par value $1.00 per share, of the Corporation (the “Preferred Stock”) in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof;

WHEREAS, following the effectiveness of the 2022 Certificate of Amendment 1,500,000 shares of Preferred Stock were designated as “6.00% Mandatory Convertible Preferred Stock, Series B” (the “Series B Preferred Stock”), 5,000 shares of Preferred Stock were designated as “Junior Participating Redeemable Preferred Stock, Series C” (the “Series C Preferred Stock”) and 3,495,000 shares were reserved as blank check preferred stock without designation;

WHEREAS, no shares of the Series B Preferred Stock or the Series C Preferred Stock are issued and outstanding;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its shareholders to (a) reclassify and redesignate 1,500,000 shares of Series B Preferred Stock and 5,000 shares of Series C Preferred Stock to shares of blank check preferred stock without designation, and to remove from the Existing Restated Certificate of Incorporation the designation and the preferences, rights and limitations of the Series B Preferred Stock and the Series C Preferred Stock; and (b) create, designate and authorize a new series of the Corporation’s Preferred Stock as “Junior Participating Redeemable Preferred Stock, Series D” (the “Series D Preferred Stock”);

NOW, THEREFORE, BE IT RESOLVED, that, the Board of Directors hereby reclassifies and redesignates 1,500,000 shares of Series B Preferred Stock and 5,000 shares of Series C Preferred Stock to shares of blank check preferred stock without designation and classifies and designates 5,000 shares of the Corporation’s blank check preferred stock without designation (none of which are outstanding) so that 5,000 shares are classified and designated as Series D Preferred Stock;

RESOLVED, that the terms and conditions of the Series D Preferred Stock, including its relative preferences, participating, optional and other special rights and limitations, shall be as set forth in Exhibit A attached hereto; and

RESOLVED, that the authorized officers of the Corporation are hereby authorized and directed to file with the New Jersey Department of Treasury a Certificate of Amendment to the Corporation’s Existing Restated Certificate of Incorporation, which Certificate of Amendment shall remove Article IV, Section (E) of the Existing Restated Certificate of Incorporation and add a new Article IV, Section (E) to the Existing Restated Certificate of Incorporation to set forth the designation, number and the relative preferences, participating, optional and other special rights and limitations of the Series D Preferred Stock, as the same are set forth on Exhibit A attached hereto.”

3.	Pursuant to N.J.S.A. 14A:7-2(4) and 14A:9-2(2), no vote of the shareholders of the Corporation is required to authorize this amendment.

4.	The effective time of the amendment herein certified is the date of filing of this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of January 30, 2026.

BECTON, DICKINSON AND COMPANY

By:	/s/ Thomas E. Polen
Name: Thomas E. Polen
Title: Chairman, Chief Executive Officer and President

Exhibit A

Article IV, Section (E) of the Existing Restated Certificate of Incorporation is hereby deleted and the following shall be inserted as Article IV, Section (E) in lieu thereof:

(E) Provisions Applicable to the Junior Participating Redeemable Preferred Stock, Series D.

1.

Designation and Number. The Board of Directors hereby designates a series of preferred stock of the Corporation entitled the “Junior Participating Redeemable Preferred Stock, Series D” (the “Series D Preferred Stock”). The total number of Series D Preferred Stock that may be issued pursuant to this Designation shall be 5,000, but such Series D Preferred Stock shall only be issuable pursuant to (i) the exchange agreement between the Corporation and the Becton, Dickinson and Company Salary and Bonus Deferral Plan Trust for the BD Deferred Compensation and Retirement Benefit Restoration Plan and (ii) the exchange agreement between the Corporation and the Trust under the Becton, Dickinson and Company 1996 Directors’ Deferral Plan.

2.

Ranking. The Series D Preferred Stock shall, with respect to the payment of distributions of the Corporation and rights upon the dissolution, liquidation or winding-up of the Corporation, subject to Section (D) 3, rank: (i) junior to any other series of Preferred Stock (unless the terms of such other series of Preferred Stock expressly state otherwise), and (ii) pari passu with the Common Stock.

3.

Distributions. Each holder of Series D Preferred Stock (each, a “Series D Holder”) shall be entitled to receive, on a pari passu basis, for each share of Series D Preferred Stock, any dividends or distributions payable to holders of shares of Common Stock in the amount that such Series D Holders would have received if, immediately prior to any record date in respect of which dividends or distributions are paid, each share of Series D Preferred Stock were converted into 10,000 shares of Common Stock; provided that no share of Series D Preferred Stock shall be entitled to receive any distribution by the Corporation of shares of common stock (the “SpinCo Common Stock”), par value $0.01 per share, of Augusta SpinCo Corporation (“SpinCo”).

4.	Maturity. The Series D Preferred Stock shall be perpetual.

5.	Redemption.

(a) Optional Redemption. Prior to the record date for the distribution by the Corporation of all of the outstanding shares of SpinCo Common Stock owned by the Corporation to the Company’s stockholders on a pro rata basis (the “Distribution”) pursuant to the Separation Agreement by and among the Corporation, SpinCo and Waters Corporation (“Waters”) dated as of July 13, 2025 (the “Separation Agreement”), the Corporation may, at its option and without further notice required, redeem at any time all (but not less than all) of the Series D Preferred Stock at a redemption rate of 10,000 shares of Common Stock for each share of Series D Preferred Stock (and a pro rata portion of 10,000 shares of Common Stock for any fractional share of Series D Preferred Stock) (the “Optional Exchange Ratio”).

(b) Mandatory Redemption. At the effective time of the Distribution (the “Effective Time”), each share of the Series D Preferred Stock shall, without any further action on the part of the Corporation or any holder thereof, be redeemed at the redemption rate set forth in Section (D) 5(c)

(c) Redemption Rate. Upon the occurrence of a mandatory redemption set forth in Section (D) 5(b), each share of Series D Preferred Stock shall be redeemed for a number of shares of Common Stock equal to (i) the Optional Exchange Ratio multiplied by (ii) the Adjustment Ratio (as defined below); provided that the Corporation shall deliver cash in lieu of any fractional shares of Common Stock to which a holder of shares of Series D Preferred Stock would otherwise be entitled after giving effect to the calculation set forth in this Section (D) 5(c).

(d) For purposes hereof:

A.

“Adjustment Ratio” means (I) the Pre-Distribution BD Common Stock Value divided by (II) the excess of the Pre-Distribution BD Common Stock Value over the product of (A) the Exchange Ratio (as such term is defined in the Merger Agreement, dated as of July 13, 2025, by and among the Corporation, Waters, SpinCo and Beta Merger Sub, Inc.) and (B) the Pre-Distribution Waters Common Stock Value;

B.

“Pre-Distribution Waters Common Stock Value” means the volume-weighted average price of a share of Waters Common Stock, par value $0.01 per share on the New York Stock Exchange as reported by Bloomberg L.P. for the 10 trading days ending on the last trading day immediately before the Effective Time;

C.

“Pre-Distribution BD Common Stock Value” means the volume-weighted average price of a share of Common Stock on the New York Stock Exchange as reported by Bloomberg L.P. for the 10 trading days ending on the last trading day immediately before the Effective Time;

(e) Status of Series D Preferred Stock. Shares of Series D Preferred Stock (or any fraction thereof) that have been redeemed or reacquired in any manner shall (upon compliance with any applicable provisions of the laws of New Jersey) have the status of authorized but unissued shares of Preferred Stock undesignated as to series, and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock; provided that any issuance of such shares as Series D Preferred Stock (or fraction thereof) must be in compliance with the terms hereof.

(f) No Other Redemption. Except as provided in this Section (D) 5, the Series D Preferred Stock is not convertible into or redeemable for any other property or securities of the Corporation or SpinCo.

Section 6. Voting Rights.

(a) Each share of Series D Preferred Stock shall entitle the Series D Holder thereof to 10,000 votes on all matters submitted to a vote of the shareholders of the Corporation.

(b) Any amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation or this Certificate of Amendment that materially and disproportionately adversely affects the rights, powers or preferences of the Series D Preferred Stock shall require the prior affirmative consent or approval of not less than two-thirds in voting power of the shares of Series D Preferred Stock; provided, however, that (i) the creation, or increase in the authorized number of shares, of Common Stock or Preferred Stock of any kind will not be deemed to materially and disproportionately adversely affect such rights, powers or preferences, and (ii) the Distribution or any transaction contemplated by Section (D) 5 will not be deemed to materially and disproportionately adversely affect such rights, powers or preferences.

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